Exhibit 22.1

AMENDMENT NO. 1 TO MERGER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), made as of March 12, 2021, by and among THERAPLANT, LLC, a Connecticut limited liability company (the “Company”), Greenrose Acquisition Corp, a Delaware corporation (“Parent”), GNRS CT Merger Sub, LLC, a Delaware limited liability corporation (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Selling Securityholders (the “Selling Securityholders’ Representative”), is entered into on August 10, 2021. Terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

WITNESSETH:

WHEREAS, reference is hereby made to the Merger Agreement (capitalized terms used but not defined herein shall have the meaning given such terms in the Merger Agreement); and

WHEREAS, in light of the anticipated impact on the business of the Company of the June, 2021 legalization of the adult recreational cannabis market in Connecticut, the Parties now desire to increase the aggregate consideration provided to the Selling Securityholders and to amend certain other provisions of the Merger Agreement as hereinafter set forth.

NOW, THEREFORE, in accordance with Section 9.11 of the Merger Agreement, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Merger Agreement is hereby amended as follows:

1.	The following terms are added to Section 10.1 Definitions in alphabetical order:

“Parent Common Stock Price” means the volume weighted average price per share of Parent Common Stock (rounded down to the nearest cent) on the OTCQX for the twenty (20) consecutive trading days ending on (and including) the last full trading day immediately prior to, the date that is two (2) days prior to the date on which the Registration Statement is declared effective by the SEC, as reported by the Wall Street Journal for each such trading day, or, if not reported by the Wall Street Journal, any other authoritative source mutually agreed by Parent and the Company.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit A.

“Stock Consideration” means an aggregate of five million shares (5,000,000) of Parent Common Stock valued at Fifty Million Dollars ($50,000,000) to be included as part of the Aggregate Consideration payable in the Merger and issued by Parent through Merger Sub at Closing to Selling Securityholders.

2.	Section 1.6 of the Merger Agreement is hereby amended by replacing Section 1.6 of the Merger Agreement in its entirety with the following:

1.6 Aggregate Consideration. The aggregate amount (including any amounts withheld pursuant to Section 1.13) of consideration to be paid or issued by Parent in respect of all Company Units shall be an amount (the “Aggregate Consideration”) equal to the sum of the amounts set forth in the following subsections (a) through (f):

(a) an amount equal to (i) One Hundred Million Dollars ($100,000,000), minus (ii) the Escrow Amount, minus (iii) the Expense Amount, minus (iv) the Managing Member Expense Amount (such amount, the “Initial Consideration”);

(b) an amount equal to the difference between the Estimated Closing Net Working Capital, as determined in accordance with Section 1.13, and the Base Net Working Capital, to the extent a positive number, if any;

(c) the amount released from the Escrow Fund pursuant to Section 7.5(a), if any;

(d) the amount released from the Expense Fund pursuant to Section 9.13(c), if any;

(e) the amount released from the Managing Member Expense Fund pursuant to Section 9.17, if any; and

(f) Stock Consideration comprised of unregistered shares of Parent Common Stock valued at $10.00 per share payable in the aggregate amount of Fifty Million Dollars ($50,000,000), issuable to the Selling Securityholders in share amounts specified in writing to Parent by Selling Securityholders’ Representative.

The number of shares of Parent Common Stock comprising the Stock Consideration is subject to upward adjustment in the event that the Registration Statement filed pursuant to the Registration Agreement has not been declared effective 75 days after the completion of the Merger and the Parent Common Stock Price is less than $10.00 per share. If the Parent Common Stock Price is less than $10.00 per share, Parent shall cause to be issued to Selling Securityholders, in amounts to be confirmed by the Selling Securityholder Representative, that number of additional shares of Parent Common Stock which, multiplied by the Parent Common Stock Price, adds additional Stock Consideration in such amount that aggregate Stock Consideration to the Company’s equity holders equals $50,000,000 (using the Parent Common Stock Price); provided, however, any obligation of Parent to issue such additional shares of Parent Common Stock shall not exceed Five Million Dollars ($5,0000,000) of additional Parent Common Stock, valued at the Parent Common Stock Price.

(g) The Company hereby represents and warrants:

(i)	each Company Member is either (i) an “accredited investor” within the meaning of the Securities Act of 1933 and the rules and regulations thereunder or (ii) a person (either alone or with a purchaser representative) having sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of receiving Parent Common Stock; provided that there shall be no more than 35 Company Members who are not “accredited investors”; and

(ii)	Each of the Company Members shall execute, or cause to be duly executed on its behalf, such documentation as may be reasonably requested by Parent in connection with confirming its status as an accredited investor and completing and providing appropriate disclosure for inclusion in any registration statement filed with the Securities and Exchange Commission relating to the resale of Parent’s Common Stock issued to such Company Member as Merger consideration.

3.	Section 5.5 of the Merger Agreement is hereby amended by adding the following language to the end of such section:

Notwithstanding anything else herein provided, Parent shall bear (i) 50% of all documented accounting transaction expenses incurred by the Company in connection with the auditor review of the Company’s 2021 first quarter financial statements, and (ii) all documented legal, accounting and other transaction expenses of the Company incurred in connection with the Merger from and after the date of this Amendment (including, for the avoidance of doubt, accounting transaction expenses incurred by the Company in connection with the auditor review of the Company’s 2021 second quarter financial statements).

4.	Section 8.1(b) of the Merger Agreement is amended by replacing the termination date of “August 13, 2021” with “November 30, 2021”.

5.	The parties agree to coordinate the public disclosure of this Amendment as promptly as practicable in accordance with applicable law and the terms of the Merger Agreement as amended hereby on a Form 8-K to be timely filed by Parent with the Securities and Exchange Commission.

6.	The Parties agree to cooperate in good faith and to take such further actions as may be reasonably required to give full force and effect to this Amendment (including, without limitation, by preparing and executing revised or additional Transaction Documents (including, but not limited to, the Registration Rights Agreements) and/or updating applicable disclosure schedules, including (without limitation) with respect to Sections 2.15 and 4.1(d)(i). Notwithstanding the foregoing or anything in this Amendment or the Agreement (including Section 4.2 thereof) to the contrary, following the date of this Amendment, clauses (i) and (ii) of Section 4.2(a) shall be null and void and of no further force or effect.

7.	Except as amended hereby, the terms and provisions of the Merger Agreement shall remain in full force and effect, and the Merger Agreement is in all respects confirmed. On and after the date of this Amendment, each reference in the Merger Agreement to the “Agreement”, “hereinafter”, “herein”, “hereunder”, “hereof”, or words of similar import shall mean and be a reference to the Merger Agreement as amended by this Amendment.

8.	This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages or other electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives, all as of the date first written above.

GREENROSE ACQUISITION CORP.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

GNRS CT MERGER SUB, LLC

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Manager

THERAPLANT, LLC, acting by and through its Steering Committee

By:	/s/ Daniel Emmans
Name:	Daniel Emmans
Title:	Steering Committee Member

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Selling Securityholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

[attached]

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